Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-158779-01 on Form S-3; and in Registration Statement Nos. 333-46161 and 333-158774 on Form S-8 of our report dated February 18, 2011 relating to the consolidated financial statements and financial statement schedule of Arizona Public Service Company, and the effectiveness of Arizona Public Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of amended accounting guidance related to the consolidation of variable interest entities on January 1, 2010), appearing in this Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
February 18, 2011